EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2004 Annual Report to Shareholders of Inspire Pharmaceuticals, Inc., which is incorporated by reference in Inspire Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 11, 2005 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

December 20, 2005